EXHIBIT 11

                                                PREMIER PARKS INC.

                          STATEMENT RE COMPUTATION OF INCOME (LOSS) PER SHARE FOR THE YEARS
                                   ENDED DECEMBER 31, 1993, 1994 AND 1995 AND THE
                                     THREE MONTHS ENDED MARCH 31, 1995 AND 1996

                                                                                                        THREE          THREE
                                                                                                        MONTHS        MONTHS
                                                          YEAR ENDED     YEAR ENDED    YEAR ENDED       ENDED          ENDED
                                                         DECEMBER 31,   DECEMBER 31,  DECEMBER 31,     MARCH 31,      MARCH 31,
PRIMARY INCOME (LOSS) PER COMMON SHARE:                      1993           1994          1995           1995           1995
                                                         ------------   ------------  ------------   ------------  ------------
Net income (loss).....................................    $1,354,000     $  102,000   $ (1,185,000)  $(1,306,000)  $(5,234,000)
Preferred stock dividend..............................       --             --             529,000       --            350,000
                                                         ------------   ------------  ------------   ------------  ------------
Net income (loss) applicable to common stock..........     1,354,000        102,000     (1,714,000)   (1,306,000)   (5,584,000)
Weighted average number of common shares outstanding..     2,655,000      2,810,000      3,938,000     3,372,000     4,858,000
                                                         ------------   ------------  ------------   ------------  ------------
Primary income (loss) per common share................    $      .51     $      .04   $       (.44)   $     (.39)   $    (1.15)
                                                         ------------   ------------  ------------   ------------  ------------
                                                         ------------   ------------  ------------   ------------  ------------
FULLY DILUTED INCOME (LOSS) PER COMMON SHARE:

Net income (loss).....................................    $1,354,000     $  102,000   $ (1,185,000)  $(1,306,000)  $(5,234,000)
Interest on convertible subordinated debt, net of tax
  effect..............................................       166,000        399,000        250,000        60,000        --
                                                         ------------   ------------  ------------   ------------  ------------
Net income (loss), as adjusted........................     1,520,000        501,000       (935,000)   (1,246,000)   (5,234,000)
Weighted average number of common shares outstanding..     2,655,000      2,810,000      3,938,000    (3,372,000)    4,858,000
Effect of converting subordinated debt, as of
  beginning of year...................................       467,000      1,120,000        700,000       280,000         --
Effect of converting preferred shares into common
  shares as of issuance...............................       --             --           2,424,000        --           610,000
                                                         ------------   ------------  ------------   ------------  ------------
Weighted average number of common shares outstanding..     3,122,000      3,930,000      7,062,000     3,652,000     5,468,000
                                                         ------------   ------------  ------------   ------------  ------------
Fully diluted income (loss) per common share..........    $      .49     $      .13   $       (.13)   $     (.34)   $     (.96)
                                                         ------------   ------------  ------------   ------------  ------------
                                                         ------------   ------------  ------------   ------------  ------------


    This computation is submitted as an exhibit to the Company's Registration Statement on Form S-2 in accordance with Regulation S-K item 601 (b)(11), although presenting the computation is not in accordance with paragraph 30 of APB Opinion 15 because the computation produces as antidilutive result.

    The capital structure that was in place prior to the 1996 one-for-five reverse stock split did not result in calculated dilution per share for 1993, as both the primary and fully diluted calculations resulted in the same amount ($.10) per share. Fully diluted income (loss) per common share, as calculated above and based upon the 1996 capital structure, is not presented in the accompanying financial statements as the dilution per share is immaterial to the reported earnings per share for 1993, and the indebtedness creating the 1993 dilution was converted into common stock in 1995 and thus has no future continuing impact on earnings available to common shareholders.